Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports First Quarter 2018 Results

Strong Operational and Safety Performance
Drillship ENSCO DS-10 Commences Maiden Contract Offshore Nigeria
Jackups ENSCO 108, ENSCO 140 and ENSCO 141 Awarded Three-Year Contracts in the Middle East
Issued $1.0 Billion Aggregate Principal Amount of 2026 Senior Notes
Repurchased $722 Million Aggregate Principal Amount of Nearest-Term Maturities

London, England, 25 April 2018 … Ensco plc (NYSE: ESV) today reported a loss of $0.32 per share for first quarter 2018 compared to a loss of $0.09 per share a year ago.

Several items influenced these comparisons:

•	$19 million or $0.04 per share loss included in first quarter 2018 other income resulting from the repurchase of $722 million aggregate principal amount of senior notes

•	$17 million or $0.04 per share of additional bargain purchase gain related to the Atwood acquisition included in first quarter 2018 other expense

•
$9 million or $0.02 per share of integration-related transaction costs in first quarter 2018, of which $8 million is included in contract drilling expense and $1 million in general and administrative expense

•	$9 million or $0.02 per share of discrete tax benefit in first quarter 2018 tax provision compared to $8 million or $0.03 per share of discrete tax expense a year ago

•	$6 million or $0.02 per share loss included in first quarter 2017 other expense related to a debt exchange

Adjusted for the items noted above, the loss was $0.32 per share in first quarter 2018 compared to a loss of $0.04 per share a year ago.

Chief Executive Officer and President Carl Trowell said, “During the first quarter, we achieved 99% operational utilization across our rig fleet and safety metrics in line with company records. In addition, ultra-deepwater drillship ENSCO DS-10 commenced its maiden contract offshore Nigeria, which places one of our highest-specification assets into service on a major offshore development in a key strategic market. Our track record of providing safe and efficient operations, coupled with a high-quality rig fleet, helped us win new work for several rigs including recently finalized three-year contracts for jackups ENSCO 108, ENSCO 140 and ENSCO 141 offshore Saudi Arabia that are expected to commence later this year.”

Mr. Trowell concluded, “We also improved our financial position by refinancing our nearest-term debt maturities through a $1 billion senior notes offering and subsequently repurchased $722 million of aggregate principal amount due between 2019 and 2021. With increased financial flexibility and just $236 million of debt maturing over the next six years, we will continue to act opportunistically to best position Ensco to capitalize on improving market conditions and create meaningful long-term value for our investors.”

First Quarter Results

Revenues were $417 million in first quarter 2018 compared to $471 million a year ago due to a decline in reported utilization to 54% from 58% and a decline in the average day rate to $132,000 from $156,000. The addition of $26 million of revenue from Atwood rigs partially offset lower utilization and average day rates across the fleet.

Contract drilling expense increased to $325 million in first quarter 2018 from $278 million a year ago primarily due to the addition of $39 million of costs associated with 11 Atwood rigs and $8 million of integration-related transaction costs.

Depreciation expense increased to $115 million in first quarter 2018 from $109 million a year ago due to the addition of Atwood rigs, partially offset by lower depreciation expense for assets that incurred impairment charges during fourth quarter 2017. General and administrative expense increased to $28 million from $26 million a year ago mostly due to the integration-related transaction costs noted above.

Other expense increased to $71 million in first quarter 2018 from $58 million a year ago mostly due to lower interest income as well as foreign currency losses. As noted above, the year-to-year comparison was also influenced by a loss on the repurchase of senior notes and an additional bargain purchase gain during first quarter 2018 along with a loss to complete a debt exchange in the year-ago period. Interest expense in first quarter 2018 was $66 million, net of $18 million of interest that was capitalized, compared to interest expense of $59 million in first quarter 2017, net of $17 million of interest that was capitalized. The increase in interest expense was due to the issuance of new senior notes during first quarter 2018 and higher revolving credit facility commitment fees, partially offset by interest savings from debt repurchases.

Tax expense declined to $18 million in first quarter 2018 from $24 million a year ago. As noted above, first quarter 2018 tax provision included $9 million of discrete tax benefit compared to $8 million of discrete tax expense in first quarter 2017.

Segment Highlights

Floaters
Floater revenues were $259 million in first quarter 2018 compared to $285 million a year ago. Revenues declined due to a decrease in reported utilization to 44% from 47% in first quarter 2017 and a decline in average day rates to $263,000 from $337,000 a year ago. First quarter 2018 floater revenues included $21 million from acquired Atwood rigs. Adjusted for uncontracted rigs and planned downtime, operational utilization of 99% was equal to a year ago.

Contract drilling expense increased to $185 million in first quarter 2018 compared to $146 million a year ago. The year-on-year increase was due to the addition of $34 million of costs from six legacy Atwood floaters as well as integration-related transaction costs.

Jackups
Jackup revenues were $143 million in first quarter 2018 compared to $172 million a year ago due to a decline in reported utilization to 61% from 64% and a decline in average day rates to $74,000 from $86,000. First quarter 2018 jackup revenues included $5 million from acquired Atwood rigs. Adjusted for uncontracted rigs and planned downtime, operational utilization of 99% was in line with the year-ago period.

Contract drilling expense increased to $127 million in first quarter 2018 from $119 million a year ago primarily due to the addition of five legacy Atwood jackups.

Other
Other is composed of managed drilling rigs. Revenues of $15 million and contract drilling expense of $13 million were consistent with the prior-year period.

	First Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2018	2017	Chg	2018	2017	Chg	2018	2017	Chg	2018	2017	2018	2017	Chg

Revenues	259.0	284.8	(9)%	143.4	171.8	(17)%	14.6	14.5	1%	—	—	417.0	471.1	(11)%
Operating expenses
Contract drilling	185.1	146.4	26%	126.9	118.6	7%	13.2	13.1	1%	—	—	325.2	278.1	17%
Depreciation	75.3	72.8	3%	36.5	32.1	14%	—	—	—	3.4	4.3	115.2	109.2	5%
General and admin.	—	—	—	—	—	—	—	—	—	27.9	26.0	27.9	26.0	7%
Operating income (loss)	(1.4)	65.6	nm	(20.0)	21.1	nm	1.4	1.4	—%	(31.3)	(30.3)	(51.3)	57.8	nm

Financial Position — 31 March 2018

•	$2.7 billion of contracted revenue backlog excluding bonus opportunities

•	$2.9 billion of liquidity

•	$0.9 billion of cash and short-term investments
•$2.0 billion available revolving credit facility

•	No debt maturities until third quarter 2020 and only $236 million of debt maturing before 2024

•	$5.0 billion of long-term debt

•	$8.6 billion of Ensco shareholders' equity

•	32% net debt-to-capital ratio (net of $0.9 billion of cash and short-term investments)

Ensco will conduct a conference call to discuss first quarter 2018 results at 10:00 a.m. CDT (11:00 a.m. EDT and 4:00 p.m. London) on Thursday, 26 April 2018. The call will be webcast live at www.enscoplc.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call 20 minutes ahead of the scheduled start time. Callers may avoid delays by pre-registering to receive a dial-in number and PIN at http://dpregister.com/10117912.

A webcast replay and transcript of the call will be available at www.enscoplc.com. A replay will also be available through 26 May 2018 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10117912).

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Ensco is ranked first in total customer satisfaction in the latest independent survey by EnergyPoint Research – the eighth consecutive year that Ensco has earned this distinction. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the Atwood acquisition are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Atwood and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:        Nick Georgas
Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,

	2018	2017

OPERATING REVENUES	$417.0	$471.1

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	325.2	278.1
Depreciation	115.2	109.2
General and administrative	27.9	26.0
	468.3	413.3

OPERATING INCOME (LOSS)	(51.3)	57.8

OTHER INCOME (EXPENSE)
Interest income	3.0	7.2
Interest expense, net	(65.6)	(58.6)
Other, net	(8.1)	(6.3)
	(70.7)	(57.7)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(122.0)	0.1

PROVISION FOR INCOME TAXES	18.4	24.1

LOSS FROM CONTINUING OPERATIONS	(140.4)	(24.0)

LOSS FROM DISCONTINUED OPERATIONS, NET	(.1)	(.6)

NET LOSS	(140.5)	(24.6)

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	0.4	(1.1)

NET LOSS ATTRIBUTABLE TO ENSCO	$(140.1)	$(25.7)

LOSS PER SHARE - BASIC AND DILUTED
Continuing operations	$(0.32)	$(0.09)
Discontinued operations	—	—
	$(0.32)	$(0.09)
NET LOSS ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$(140.2)	$(25.8)

WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	433.6	300.6

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2018	2017
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$465.4	$445.4
Short-term investments	399.0	440.0
Accounts receivable, net	304.1	345.4
Other	410.2	381.2
Total current assets	1,578.7	1,612.0

PROPERTY AND EQUIPMENT, NET	12,834.8	12,873.7

OTHER ASSETS, NET	120.2	140.2
	$14,533.7	$14,625.9

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES	$573.3	$758.5

LONG-TERM DEBT	4,987.3	4,750.7

OTHER LIABILITIES	382.0	386.7

TOTAL EQUITY	8,591.1	8,730.0
	$14,533.7	$14,625.9

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2018	2017

OPERATING ACTIVITIES
Net loss	$(140.5)	$(24.6)
Adjustments to reconcile net loss to net cash provided by operating activities of continuing operations:
Depreciation expense	115.2	109.2
Loss on debt extinguishment	18.8	3.4
Amortization, net	(16.8)	(19.0)
Gain on bargain purchase	(16.6)	—
Deferred income tax expense	11.3	19.8
Share-based compensation expense	8.4	11.3
Other	(2.1)	(6.1)
Changes in operating assets and liabilities	61.8	10.6
Net cash provided by operating activities of continuing operations	39.5	104.6
INVESTING ACTIVITIES
Maturities of short-term investments	390.0	602.0
Purchases of short-term investments	(349.0)	(965.0)
Additions to property and equipment	(269.3)	(282.6)
Other	.1	.2
Net cash used in investing activities of continuing operations	(228.2)	(645.4)
FINANCING ACTIVITIES
Proceeds from issuance of senior notes	1,000.0	—
Reduction of long-term borrowings	(771.0)	(336.6)
Debt financing costs	(16.8)	(4.5)
Cash dividends paid	(4.5)	(3.2)
Other	(1.2)	(2.4)
Net cash provided by (used in) financing activities	206.5	(346.7)
Net cash provided by (used in) discontinued operations	2.5	(0.6)
Effect of exchange rate changes on cash and cash equivalents	(.3)	.1
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20.0	(888.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	445.4	1,159.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$465.4	$271.7

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	First Quarter		Fourth Quarter
	2018	2017	2017

Rig Utilization(1)

Floaters	44%	47%	44%
Jackups	61%	64%	54%

Total	54%	58%	50%

Average Day Rates(2)

Floaters	$262,661	$336,636	$306,937
Jackups	73,529	86,390	76,037

Total	$132,486	$156,441	$156,532

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Non-GAAP Financial Measures (Unaudited)
To supplement Ensco’s condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share from continuing operations, adjusted EBITDA and net debt, which are non-GAAP measures.
We believe that adjusted loss per share from continuing operations provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Ensco’s ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Ensco defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, (gain) loss on asset disposals and transaction costs. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Net debt is defined as long-term debt less cash and short-term investments. We review net debt as part of our overall liquidity, financial flexibility, capital structure and leverage, and believe that this measure is useful to investors as part of their assessment of our business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles loss per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended March 31, 2018 and 2017. Adjusted loss per share for the quarter ended March 31, 2018 excludes loss on debt repurchases and redemptions, gain on bargain purchase, transaction costs related to the Atwood acquisition and discrete tax items. Adjusted loss per share for the quarter ended March 31, 2017 excludes the loss on debt exchange and discrete tax items.

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended March 31, 2018
Loss per share from continuing operations	As Reported	Loss on debt repurchases	Bargain purchase gain	Atwood integration costs	Discrete tax items	Adjusted

Net loss from continuing operations attributable to Ensco(2)	$(140.0)	$18.8	$(16.6)	$8.6	$(8.9)	$(138.1)
Net income allocated to non-vested share awards(3)	(.1)	—	—	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares	$(140.1)	$18.8	$(16.6)	$8.6	$(8.9)	$(138.2)
Loss per share from continuing operations	$(0.32)	$0.04	$(0.04)	$0.02	$(0.02)	$(0.32)

DILUTED EARNINGS PER SHARE RECONCILIATION(1):	Three Months Ended March 31, 2017
Loss per share from continuing operations	As Reported	Loss on debt exchange	Discrete tax items	Adjusted

Net loss from continuing operations attributable to Ensco(2)	$(25.1)	$6.2	7.6	$(11.3)
Net income allocated to non-vested share awards(3)	(.1)	—	—	(.1)
Net loss from continuing operations attributable to Ensco shares	$(25.2)	$6.2	$7.6	$(11.4)
Loss per share from continuing operations	$(0.09)	$0.02	$0.03	$(0.04)

(1)	No adjustments have been made to loss per share from discontinued operations for the three-month periods ended March 31, 2018 and 2017.

(2)
Net loss from continuing operations attributable to Ensco excludes loss attributable to noncontrolling interest of $0.4 million and income attributable to noncontrolling interest of $1.1 million for the three-month periods ended March 31, 2018 and 2017, respectively.

(3)	Represents income allocated to participating securities under the two-class method.

Reconciliation of Net Loss to Adjusted EBITDA
A reconciliation of net loss as reported to Adjusted EBITDA for the quarters ended March 31, 2018 and 2017 is included in the tables below (in millions):

	Three Months Ended March 31,
	2018	2017

Net loss	$(140.5)	$(24.6)
Less:
Loss from discontinued operations, net	(0.1)	(0.6)
Loss from continuing operations	(140.4)	(24.0)
Add:
Income tax expense	18.4	24.1
Interest expense	65.6	58.6
Other (income) expense	5.1	(0.9)
Operating income (loss)	(51.3)	57.8
Add:
Depreciation expense	115.2	109.2
Amortization, net (1)	(16.8)	(19.0)
(Gain) loss on asset disposals	(0.3)	0.2
Transaction costs	8.6	—
Adjusted EBITDA	$55.4	$148.2

(1)
Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.